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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                   Communications World International, Inc.
               ------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                        -------------------------------
                        (Title of Class of Securities)

                                   203421300
                               ----------------
                                (CUSIP Number)

                               October 21, 1998
                       --------------------------------
                        (Date of Event which Requires
                           Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]    Rule 13d-1(b)

[X]    Rule 13d-1(c)

[ ]    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages


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                                 SCHEDULE 13G
CUSIP No.  2034213000                                        Page 2 of 4 Pages
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1.     Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only):

       Eugene C. McColley
------------------------------------------------------------------------------
2.     Check the Appropriate Box if a member of a Group (See Instructions)

       (a)  [ ]
       (b)  [ ]
------------------------------------------------------------------------------
3.     SEC Use Only

------------------------------------------------------------------------------
4.     Citizenship or Place of Organization:

       USA
------------------------------------------------------------------------------
Number of Shares
Beneficially Owned              (5)  Sole Voting Power
by Each Reporting Person             326,100
With:                           ------------------------------------------
                                (6)  Shared Voting Power
                                     28,500
                                ------------------------------------------
                                (7)  Sole Dispositive Power
                                     326,100
                                ------------------------------------------
                                (8)  Shared Dispositive Power
                                     28,500

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9.     Aggregate Amount Beneficially Owned by Each Reporting Person
       354,600
------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
Instructions)    [ ]
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11.    Percent of Class Represented by Amount in Row (11)
       16.3%
------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

       IN
-----------------------------------------------------------------------------


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                                                            Page 3 of 4 Pages
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Item 1.     (a)  Communications World International, Inc.

            (b)  6025 South Quebec, Suite 300

                 Englewood, CO  80111

Item 2.     (a)  Eugene C. McColley

            (b)  5350 S. Roslyn Street, Suite 380

                 Englewood, CO 80111

            (c)  U.S.A.

            (d)  Common Stock

            (e)  203421 300

Item 3. If this statement if filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)  [ ]
            (b)  [ ]
            (c)  [ ]
            (d)  [ ]
            (e)  [ ]
            (f)  [ ]
            (g)  [ ]
            (h)  [ ]
            (i)  [ ]
            (j)  [ ]

            If this statement is filed pursuant to Rule 13D-1(c), check this box [X]

Item 4.     Ownership.

            (a)  354,600

            (b)  16.3%

            (c)  (i)   326,100

                 (ii)  28,500

                 (iii) 326,100

                 (iv)  28,500


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                                                            Page 4 of 4 Pages
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Item 5.     Ownership of Five Percent or Less of a Class.  [x]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.     Identification and Classification of Members of the Group.

Item 9.     Notice of Dissolution of Group.

Item 10.    Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect or changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               November 12, 1998
                                     -------------------------------------
                                                     Date


                                            /s/ Eugene C. McColley
                                     -------------------------------------
                                                   Signature


                                              Eugene C. McColley
                                     -------------------------------------
                                                  Name/Title